Exhibit 10.1

EMPLOYMENT AGREEMENT

PARTIES,

H.B. Fuller Benelux B.V., a private limited liability company, having its registered office at (1075 BD) Amsterdam on the Prins Hendriklaan 26, for the purposes hereof lawfully represented by Louise Cail HR Manager, hereinafter referred to as ‘Employer’,

and

Patrick Kivits, Boterbloemdreef 13, (6075 DK) Herkenbosch, date of birth 10th October 1967 hereinafter referred to as ‘Employee’,

WHEREAS

-

The stipulations and conditions in this employment agreement will replace any and all previous employment agreements which the Employee has entered into with the Employer, or its parent, H.B. Fuller Company, a Minnesota corporation having its headquarters at 1200 Willow Lake Boulevard, Vadnais Heights, MN 55110, USA, save for the stipulations and conditions detailed in the Offer of Employment Letter dated 24 August 2015 and a Supplemental Offer of Employment Letter dated 8 September 2015, the Change In Control Agreement entered with H.B. Fuller Company and the Severance Agreement and Non-Compete Agreement (Exhibit A to Severance Agreement) entered into with H.B. Fuller Company.

-	The previous years of service of the Employee with the Employer, i.e. as of 14 September 2015, will be taken into account.

HAVE AGREED TO THE FOLLOWING

Article 1: Commencement, term and notice

1.	The employment agreement will commence on 14 September 2015 (hereinafter: “Commencement Date”) and is entered into for an indefinite period of time.

2.	Employee and Employer may terminate the employment agreement in writing as per the last day of a calendar month, subject to the statutory notice periods.

3.	The employment contract will end in any event without notice being required on the day on which the Employee reaches state pension age.

Article 2: Position

1.	Employee will hold the position of Senior Vice President, EIMEA. In this function, the Employee will report directly to H.B. Fuller Company’s President and Chief Executive Officer.

2.	Employee, as Senior Vice President, EIMEA, will serve as an Executive Officer of H.B. Fuller Company.

3.	The Employee covenants that the Employee will also perform duties other than those that are considered the usual duties, if such performance may be reasonably expected from the Employee.

4.	The Employee will be required to perform work for a company affiliated with the Employer, should the Employer so demand.

Article 3: Working hours and workplace

1.	The workweek will run from Monday to Friday. The working hours amount to 40 hours a week.

2.

The Employee is expected to work during the Company’s normal business hours relevant to his Department. The Employee covenants that, at the Employer’s request, he will work overtime outside the normal working hours whenever a proper performance of his duties so requires. No remuneration will be paid for overtime.

3.

The Employee will perform his duties based from his home office in Herkenbosch in accordance with the applicable Home Office Working Policy. The Employer may relocate the workplace if the company’s interests so require.

Article 4: Holidays

1.

The Employee is entitled to 25 (twenty-five) days’ holiday per calendar year, on the basis of a 40-hour working week. If the Employee performed work during only a part of the year, the number of days’ holiday will be calculated proportionately. Holidays are taken with the Employer’s consent, which consent may not unreasonably be withheld.

2.	The Employee will be required to take days’ holiday as much as possible in the year in which they are accrued, failing which the Employer will unilaterally determine when the Employee is to take them.

Article 5: Salary

1.	The gross monthly base salary will be € 22,564.47. Salary is paid out at the end of each calendar month by transfer to the Employee's bank account.

2.

The holiday allowance amounts to 8% (eight percent) of twelve times the gross monthly base salary. Holiday allowance is usually paid out in the month of May of the relevant year. The Employer reserves the right to amend payment dates. If the Employee was employed during only a part of the calendar year, the holiday allowance will be calculated and paid proportionately.

Article 6: 13th month and bonus entitlements

1.

The Employee is entitled to a 13th month-payment. The 13th month is paid in December of the relevant year. The amount paid is based upon a full 12-month period (from January until December) and is equal to one gross monthly base salary (exclusive of holiday allowance). When the Employee has worked for less than a 12 month-period, the 13th month payment will be paid out proportionately.

2.

The Employee will participate in the applicable bonus schemes. The granting of the bonuses is at the Employer’s discretion. The Employee can in no event lay claim to a bonus that has not yet been granted. The granting of a bonus in any given year or during several years will not create a precedent for any subsequent years. The tax and social security consequences of participation in the bonus scheme will be at the Employee’s expense. The Employee will receive the gross bonus on condition that the Employee is in the Employer’s service on the date of payment of the bonus in accordance with the scheme in force.

Article 7: Health care insurance contribution

1.

In accordance with Dutch Health Care Insurance Act (‘Zorgverzekeringswet’), the Employer will pay the Tax Authorities on behalf of the Employee the income-related contribution fixed by the authorities each year.

2.	The Employer reserves the right to amend this Article unilaterally in the event of any amendment to the legislation on health insurance.

Article 8: Personal accident insurance policy

1.

A personal accident insurance policy with employment coverage has been taken out on the Employee’s behalf. This policy exclusively applies to accidents that involve the insured party while performing work for the employer.

Article 9

1.	As of the commencement date the Employee will participate in the disability benefit scheme (WIA-hiaat insurance) that currently applies. The Employer bears the costs associated with this scheme.

2.

The Employer reserves the right to amend this Article unilaterally in the event of any amendment to the legislation and in the event the Employer has a legitimate interest in doing so that is of such a nature that the Employee’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest

Article 10: Illness

1.

If the Employee is unable to perform the agreed work due to illness, the Employee will be obliged to inform the Employer thereof before 10 a.m. on the first day of illness, stating the expected period of illness and the correct address at which the Employee can be reached during that period. As soon as the Employee knows on what day the Employee will be able to resume work, the Employee will inform the Employer thereof immediately.

2.

If the Employee is unfit to perform the agreed work due to illness, the Employee will remain entitled to continued payment of wages for a maximum period of 104 weeks or up to the date of termination of the employment contract if that date is earlier, on the basis of the following conditions:

●	during the first 52 weeks of illness, the Employee remains entitled to 100% of the most recent gross base salary
●	as of the 53rd week up to and including the 104th week of illness, the Employee remains entitled to 70% of the most recent gross base salary

Article 11: Pension

1.	For the duration of the employment contract, the Employee will participate in the pension scheme if and as soon as the Employee meets the relevant requirements set out in the pension scheme rules.

2.	The rights and obligations with respect to the pension provision are laid down in the pension plan, a copy of which can be obtained from the HR Department.

3.

The costs of the pension plan will be borne jointly by the Employer and the Employee. The division of the costs is laid down in further detail in the pension plan. The Employee hereby authorises the Employer to withhold his contribution from the salary, to the extent possible in equal instalments upon each salary payment (if applicable). The Employer will arrange for payment of the total premium to the pension insurer.

4.

The Employer may amend the pension scheme – and, consequently, the pension agreement – without the Employee’s consent if and insofar as it has a weighty interest in doing so that is of such a nature that the Employee’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest

Article 12: Lease car

1.	For the performance of the Employee’s work, the Employer will place at the Employee’s disposal – in conformity with the conditions contained in the lease car scheme

2.

The Employee’s private use of the lease car will be considered equivalent to wages in kind if it exceeds 500 kilometres in a calendar year. Consequently, the Employer will deduct the addition for private use of the lease car from the Employee’s gross salary in accordance with the rules and regulations currently in force. If the Employee’s private use of the lease car does not exceed 500 kilometres in a calendar year, no addition for private use of the lease car is due. The Employee must notify the Employer in advance if the anticipated private use of the lease car in a calendar year does not exceed 500 kilometres. The Employer will not deduct the addition for private use of the lease car upon receipt of a ‘Statement of no private use of lease car’ (Verklaring geen privégebruik auto), which the Employee must apply for in advance with the Dutch Tax and Customs Administration.

3.

Upon termination of the employment contract or if the Employee has been placed in non-active service, the Employee will return the lease car to the Employer, together with the keys, papers and other accessories, in a good state of repair, should the Employer so demand. If the Employee is ill for a period exceeding three months, the Employer will be entitled to suspend the use of the lease car until the Employee resumes work.

Article 13: Confidentiality clause

1.

Neither during the term of the employment agreement nor upon termination thereof may the Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Employer or its affiliated companies related to i) any confidential information or Know-How (as defined in this employment contract in the Article of this employment contract concerning Intellectual Property Rights) of which the Employee became aware in the performance of the work or during the term of this employment contract, or b) any technical, financial and business information and models, names of potential clients or partners, proposed transactions, reports, plans, market prognoses, computer software, databases, data, technical knowledge or other confidential proprietary information concerning the Employer’s business, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Employee learned of the particulars.

2.

Other than for the benefit of the Employer within the scope of the normal work, the Employee may also not copy, compile, publish, merge, assemble or process information, products or systems of the Employer or disassemble, reproduce or decompile the source code of the computer software that is included in those products or systems or otherwise available on the Employer’s premises or attempt to deduce the source code of such software in any other manner.

3.

Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee violates the confidentiality clause contained in this Article the Employee will forfeit to the Employer an immediately due and payable penalty of EUR 10,000 for each violation, as well as a penalty of EUR 250 for each day that the violation continues, without prejudice to the Employer’s right to claim full compensation instead of that penalty.

Article 14: Intellectual Property

1.

All intellectual property rights, including but not limited to inventions, patent applications, patent rights, design rights, copyrights, neighbouring rights, database rights, trademark rights, chip rights, trade name rights and Know-How (as defined in paragraph 2 of this Article), ensuing in the Netherlands or abroad, during the term of this employment contract or after its termination, from or in the course of the work performed by the Employee (‘Intellectual Property Rights’) will exclusively vest in the Employer.

2.

‘Know-How’ is defined as any and all trade secrets, secret formulas, inventions, designs, standards, technical and other data or information, processes, methods, draft materials and business methods and any and all related information, knowledge, details, commercial practices and improvements.

3.

Insofar as any Intellectual Property Rights are not vested in the Employer by operation of law, the Employee hereby transfers those rights to the Employer insofar as possible, which transfer is hereby accepted by the Employer. If and insofar as it is potentially impossible to transfer any future Intellectual Property Rights, the Employee covenants that the Employee will transfer those rights to the Employer should the Employer so demand and that the Employee will sign any and all documents to effect that transfer.

4.

Insofar as any Intellectual Property Rights are incapable of being transferred from the Employee to the Employer, the Employee hereby grants the Employer the exclusive, royalty-free, worldwide, perpetual right, with the right to grant sublicenses, to use those Intellectual Property Rights in the broadest sense, which right is hereby accepted by the Employer.

5.

Insofar as personality rights vest in the Employee, for example within the meaning of Section 25 of the Dutch Copyright Act (Auteurswet), the Employee hereby waives those rights to the extent permitted by law, including but not limited to the rights referred to in Section 25(1)(a), (b) and (c) of the Dutch Copyright Act (such as the right to have one’s name stated and the right to object to changes in the work).

6.

The Employee will promptly disclose to the Employer all works, inventions, results, information and Intellectual Property Rights that ensue from the work under this employment contract and/or that are in any way relevant to the creation, protection and/or enforcement of the Intellectual Property Rights.

7.

During the term of this employment contract and after its termination, the Employee will perform all acts that are necessary to register the Intellectual Property Rights in the Employer’s name with any competent authority in the world.

8.

If the Employee is unable to provide the cooperation referred to in paragraphs 3 and 7 of this Article for any reason, the Employee hereby grants the Employer an irrevocable power of attorney to represent the Employee with respect to the transfer and registration of the Intellectual Property Rights referred to in paragraphs 3 and 7 of this Article, respectively.

9.

The Employee acknowledges that the salary and/or pecuniary allowance the Employee receives already includes equitable compensation for the loss of Intellectual Property Rights, including the equitable compensation referred to in Section 12(6) of the Dutch Patents Act of 1995 (Rijksoctrooiwet 1995).

10.

The Employee may neither during the term of this employment contract nor after its termination use the Intellectual Property Rights or the ensuing results, including but not limited to the documents in which they are recorded, for own use or for any purpose other than the performance of the work under this employment contract. All paragraph of this Article will remain in full force after the termination of the employment contract

Article 15: Personal data protection

1.	The Employee acknowledges that the Employer processes his personal data for the performance of the employment contract and/or provisions ensuing from or in relation to the employment relationship.

2.

The Employer processes the Employee’s personal data to comply with its statutory obligations, such as withholding wage tax and social insurance contributions, to maintain and improve effective personnel records, including payroll records and compliance with statutory obligations, to administer employee benefits, including insurance and pension provisions, and to administer programmes and plans with respect to training and development, job assessment, compensation, planning and organisation, all of the foregoing in the broadest sense.

3.

For these purposes- and provided that the Employer has a legitimate interest in doing so- the Employer may also transfer the Employee’s personal data to third parties (including accountants, lawyers and advisers) and other companies of the Employer located in countries inside and outside the European Union.

4.

The Employer will take the appropriate technical and organisational measures to ensure that the Employee’s personal data is secure, accurate and fully updated. The Employer will therefore ask the Employee from time to time to review and update the personal data it holds about him. The Employee will be entitled to contact the Employer with a reasonable request to review, correct, supplement, delete or block the Employee’s personal data. Furthermore, the Employee will promptly notify the Employer of any changes in the personal data.

5.

In accordance with the Dutch Personal Data Protection Act (Wet Bescherming Persoonsgegevens), the Employer will hold the aforementioned information only for as long as it is appropriate with a view to the employment relationship between the parties or for as long as it is necessary to comply with any of its statutory obligations.

Article 16: Non-competition

1.

During the term of this employment contract and for a period of 12 months after its termination, the Employee may not, without the Employer’s prior written consent, alone or with others, whether or not for consideration, in any way whatsoever:

a.	perform work that competes with the business operations of the Employer or its group companies;
b.	perform work for any business that competes with the Employer or its group companies;
c.	incorporate, conduct or cause the conduct of a business that competes with the Employer or its group companies or take any interest in such business;
d.

other than for the performance of this employment contract: maintain contact with or perform work for or with business relations of the Employer or its group companies, regardless of whether such contact is maintained or work is performed directly or indirectly or at the Employee’s own expense or at the expense of third parties; ‘business relations’ are all natural persons with whom and legal entities with which the Employer or its group companies maintained business relations at any given time during the 12-month period preceding the termination of the employment contract;

e.

induce employees or contractors of the Employer or its group companies, either directly or indirectly, to terminate their employment contract or contract for services with the Employer or its group companies; or

f.

with respect to contracts between the Employer or its group companies and suppliers to supply goods or services: directly or indirectly thwart the supply of such goods or services or induce a supplier, either directly or indirectly, to discontinue or refuse the supply of such goods or services to the Employer or its group companies.

2.

The geographic scope of the restrictions set forth in Article 16.1 above is H.B. Fuller’s EIMEA Region, for which Employee is responsible for leading all business activities on behalf of H.B. Fuller through the performance of his duties as Senior Vice President, EIMEA.

3.

Notwithstanding the provisions of Section 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee violates the non-competition clause contained in paragraph 1 of this Article, the Employee will forfeit to the Employer an immediately due and payable penalty of EUR 10,000 for each violation as well as a penalty of EUR 250 for each day that the violation continues, without prejudice to other (statutory) rights of the Employer (including to claim specific performance of the employment contract in addition to that penalty and full compensation instead of that penalty).

4.

Upon each breach of paragraph 1 of this Article, the period of 12 months referred to in the first sentence of that paragraph will be extended by the duration of that violation, with a minimum of one month for each violation.

Article 17: Amendment to employment conditions

1.

In accordance with Section 7:613 of the Dutch Civil Code, the Employer will be authorised to unilaterally amend the conditions contained in this employment contract if and insofar as it has a weighty interest in doing so that is of such a nature that the Employee’s interest, insofar as it is harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.

Article 18: Applicable law

1.	This employment contract is governed by the laws of the Netherlands.

Thus agreed upon, drawn up in duplicate and signed.

Date: 30th September 2015	Date: …10 Oct. 2015……..
Place:…Amsterdam………	Place: Herkenbosch, NL...

/s/ Louise Cail---------------------	/s/ P. Kivits-------------------------
H.B. Fuller Benelux B.V.	P. Kivits

H.B. Fuller Company
1200 Willow Lake Boulevard	Correspondence to:
St. Paul, Minnesota 55110-5101	P.O. Box 64683
Phone: (651) 236-5900	St. Paul, Minnesota 55164-0683

8th September 2015

Patrick Kivits

Boterbloemdreef 13

6075 DK Herkenbosch

Netherlands

Dear Patrick,

In addition to the compensation and benefits offered to you in your employment contract and offer letter, I am very pleased to also offer to you the following that will remain in effect during your employment with H.B. Fuller in recognition of your role as Senior Vice President, EIMEA.

■	Health Insurance: Cover with IAK, ‘Compleet’ cover or similar, provided to you and your wife, plus both your children until they reach the age of 18.

■

Life Assurance: A fixed life assurance sum of €1,000,000 will be paid to your beneficiary in the event of your death while you are a H.B. Fuller employee. Please inform your HR Director of your wishes in relation to beneficiaries. This will take effective on acceptance from the life assurance company.

■

Netherlands School Fees: You will be reimbursed for secondary school fees paid to the International School Eindhoven for both your children. These fees are approximately €7,000 each year for each child. The fees will be paid up to age 18 for each child, inclusive of that academic year, directly to you on presentation of invoices paid.

■

Swiss School Fees: On relocation to Switzerland from your current Netherlands base, school tuition fees at the International School will be paid by H.B. Fuller for your children. These fees are approximately CHF 36,000 each year for each child. The fees will be paid up to age 18 for each child, inclusive of that academic year, directly to you on presentation of invoices paid.

Sincerely,

/s/ Jim Owens	/s/ P. Kivits

Jim Owens

President and Chief Executive Officer